Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Volterra Semiconductor Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-118006 and 333-123090) on Form S-8 of Volterra Semiconductor Corporation of our reports dated March 2, 2006, with respect to the consolidated balance sheets of Volterra Semiconductor Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005, annual report on Form 10-K of Volterra Semiconductor Corporation.

/s/ KPMG LLP
Mountain View, California
March 2, 2006